EXHIBIT 99.1

Genprex Enters Into Exclusive Worldwide Patent and Technology License Agreement for Combination of its TUSC2 Gene Therapy with Immunotherapies

New license agreement expands Genprex’s oncology franchise

Licensed technologies include use of Genprex’s TUSC2 gene therapy combined with immunotherapy drugs, including:

●	Pembrolizumab (Merck’s largest selling drug Keytruda®)
●	Nivolumab (Bristol-Myers Squibb’s Opdivo®)
●	Ipilimumab (Bristol-Myers Squibb’s Yervoy®)

AUSTIN, Texas — (May 5, 2020) — Genprex, Inc. (“Genprex” or the “Company”) (Nasdaq: GNPX), a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and diabetes, today announced that it has entered into a Patent and Technology License Agreement (“License Agreement”) with The University of Texas MD Anderson Cancer Center (“MD Anderson”) in which MD Anderson granted to Genprex an exclusive worldwide license to a portfolio of 16 patent applications and related technology (“Licensed IP”) for the treatment of cancer using Genprex’s lead drug candidate and TUSC2 gene therapy, known as “Oncoprex” or “GEN-001,” in combination with immunotherapies. This is a distinct therapeutic approach from that of combining Oncoprex with targeted therapies such as osimertinib (marketed as Tagrisso® by AstraZeneca).

Genprex was recently awarded U.S. FDA Fast Track designation for use of Oncoprex combined with Tagrisso for the treatment of non-small cell lung cancer (NSCLC) patients with EGFR mutations whose tumors progressed after treatment with Tagrisso alone. The Company is now preparing to file an Investigational New Drug application to initiate a clinical trial of Oncoprex in combination with pembrolizumab (marketed as Keytruda® by Merck) in NSCLC.

“We are pleased to advance the intellectual property that is covered by this License Agreement,” said Rodney Varner, Genprex’s Chairman and Chief Executive Officer. “We are excited to be developing two distinct therapeutic approaches to lung cancer utilizing the combination of our gene therapy with successful targeted therapies, such as Tagrisso, and immunotherapies, such as Keytruda, to potentially improve patient outcomes and increase the number of patients who may benefit from these important therapies.”

Immunotherapy or immunotherapy combined with chemotherapy is now the first-line standard of care for the majority of lung cancer patients. Published preclinical data indicate that when Oncoprex is combined with immunotherapies such as Keytruda, Oncoprex is synergistic with those drugs, meaning that the combination is more effective than either drug alone. The combination of Oncoprex and Keytruda may lead to better outcomes for many lung cancer patients.

The Licensed IP covers the use of Oncoprex in combination with one or more immunotherapies, including anti-PD1 antibodies, anti-PDL1 antibodies, anti-PDL2 antibodies, anti-CTLA-4 antibodies and/or anti-KIR antibodies for the treatment of cancer. These immunotherapies include pembrolizumab (Merck’s largest selling drug Keytruda), nivolumab (Bristol-Myers Squibb’s Opdivo), ipilimumab (Bristol-Myers Squibb’s Yervoy), and others. Use of chemotherapy in combination with Oncoprex and immunotherapy is also covered by the Licensed IP. While the initial disease indication for Oncoprex is NSCLC, the Licensed IP claims patent protection for combination use of Oncoprex in all types of cancers.

The License Agreement also provides for payment to MD Anderson of an up-front license fee and annual maintenance fees, with the potential for milestone payments, sublicensing fees, and product royalties.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new treatment options for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to in-license and develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. The Company’s lead product candidate, Oncoprex™, is being evaluated as a treatment for non-small cell lung cancer (NSCLC). Oncoprex has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance. In January 2020, the U.S. Food and Drug Administration granted Fast Track Designation for Oncoprex immunogene therapy for NSCLC in combination therapy with osimertinib (AstraZeneca’s Tagrisso®). For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes, regarding potential, current and planned clinical trials and regarding our commercial partnerships and intellectual property licenses. Risks that contribute to the uncertain nature of the forward-looking statements include the presence and level of the effect of our product candidates, alone and in combination with other therapies, on cancer; the timing and success of our clinical trials and planned clinical trials of Oncoprex™, alone and in combination with targeted therapies and/or immunotherapies, and whether our other potential product candidates, including our gene therapy in diabetes, advance into clinical trials; the success of our strategic partnerships; the timing and success of obtaining FDA approval of Oncoprex™ and our other potential product candidates including whether we receive fast track or similar regulatory designations; and whether patents will ever be issued under patent applications that are the subject of our license agreements. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in our filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Kalyn Dabbs

(877) 774-GNPX (4679) ext. #3

media@genprex.com